Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy.  The historical data provided as of and for the year ended December 31, 2014 are derived from our audited annual consolidated financial statements.

The unaudited pro forma condensed combined statement of operations is presented for the fiscal year ended December 31, 2014.  The unaudited pro forma condensed combined balance sheet is presented as of December 31, 2014.  The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2014, in addition to the financial statements of the Duke Midwest Generation Business, and the combined financial statements of EquiPower and its subsidiaries and Brayton and its subsidiary for the same periods, as included in Dynegy’s Current Report on Form 8-K filed on April 9, 2015.

The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are based on currently available information.  Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below.  Dynegy’s consolidated financial statements as of and for the year ended December 31, 2014 reflect the Equity Offerings and the Debt Issuance as described below.  The unaudited pro forma condensed combined balance sheet reflects the impact of the Acquisitions (described below) as if they had been completed on December 31, 2014.  The unaudited pro forma condensed combined statement of operations gives effect to the events and transactions below as if they had been completed on January 1, 2014, and only include adjustments which have an ongoing impact.  The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

•                  Common Stock Offering.  We conducted a $698 million public offering of our common stock on October 14, 2014.  In addition, $47 million of common stock was purchased by the underwriters upon exercise of the Underwriters’ Option in November 2014 (together, the “Common Stock Offering”).

•                  Mandatory Convertible Preferred Stock Offering.  We conducted a $400 million public offering of our Series A Mandatory Convertible Preferred Stock on October 14, 2014 (the “Mandatory Convertible Preferred Stock” and combined with the Common Stock Offering, the “Equity Offerings”).  The proceeds of the Equity Offerings were used to fund a portion of the Duke Midwest Acquisition and a portion of the EquiPower Acquisition (as described below).

•                 Debt Financing.  On October 27, 2014, we issued $5.1 billion in aggregate principal amount of unsecured debt at a weighted average interest rate of 7.18% (the “Debt Issuance” or the “Debt” and, together with the Bridge Financing Agreement, the “Debt Financing”).  Approximately $2 billion of the Debt was issued by Dynegy Finance I, Inc. (the “Duke Escrow Issuer”), the proceeds of which were deposited into an escrow account used to finance a portion of the Duke Midwest Acquisition (as described below).  Approximately $3.1 billion of the Debt was issued by Dynegy Finance II, Inc. (the “EquiPower Escrow Issuer”), the proceeds of which were deposited into an escrow account used to finance a portion of the EquiPower Acquisition.  Concurrent with the closing of each of the Acquisitions (as described below), the Escrow Issuers merged with and into Dynegy, and Dynegy became the obligor on the Debt issued by each Escrow Issuer.

•                 EquiPower Acquisition.  As previously disclosed in our Current Reports on Form 8-K, filed on August 26, 2014 and April 7, 2015, our wholly-owned subsidiaries, Dynegy Resource II, LLC and Dynegy Resource III, LLC each entered into an agreement, dated as of August 21, 2014, as amended (collectively, the “EquiPower Purchase Agreement”), with Energy Capital Partners, LP and certain of its subsidiaries and related entities.  On April 1, 2015, pursuant to the EquiPower Purchase Agreement, we acquired all of the outstanding membership interests of EquiPower Resources Corp. (“ERC”) and Brayton Point Holdings, LLC (“Brayton”) for a purchase price of $3.35 billion in cash and $100 million of our common stock, subject to certain adjustments (the “EquiPower Acquisition”).    The EquiPower Acquisition is treated as a purchase of stock for tax purposes.

•                 Duke Midwest Acquisition.  As previously disclosed in our Current Reports on Form 8-K, filed on August 26, 2014 and April 8, 2015, our wholly-owned subsidiary, Dynegy Resource I, LLC, entered into a Purchase and Sale Agreement, dated as of August 21, 2014, as amended (the “Duke Midwest Purchase Agreement”), with Duke Energy Corporation (“Duke”) and certain of Duke’s subsidiaries.  On April 2, 2015, pursuant to the Duke Midwest Purchase Agreement, we acquired certain of Duke’s facilities located in the Midwest and its related retail business for a purchase price of $2.8 billion in cash, subject to certain adjustments (the “Duke Midwest Acquisition” and, together with the EquiPower Acquisition, the “Acquisitions”).  The Duke Midwest Acquisition is treated as an asset acquisition for tax purposes.

In addition, Dynegy executed revolvers with a consortium of banks (the “Revolver”) upon the closings of the Acquisitions, which expanded the credit available to us by $950 million ($600 million for the Duke Midwest Acquisition and $350 million for the EquiPower Acquisition).

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, whereby we are required to record the assets acquired and liabilities assumed in the Acquisitions at their estimated fair values as of the closing date of each Acquisition.  We have not yet completed our analysis of the fair value of these assets and liabilities given the complexities inherent in the valuation; therefore, the purchase price allocation used in the preparation of the unaudited pro forma combined financial statements included herein should be considered preliminary.  Actual results could vary materially from the Pro Forma Financial Information.  In addition, the adjustments related to the Acquisitions do not reflect any synergies and cost reductions that may result.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of December 31, 2014
	($ in millions)
	Dynegy As Reported	Debt Financing, Revolver and Equity Offerings		Duke Midwest Acquisition		EquiPower Acquisition		Dynegy Pro Forma As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$1,870	$5,136	(a)	$(2,774	)(e)	$(3,352	)(r)	$880
Restricted cash	113	(113	)(b)	—	(f)	—	(s)	—
Accounts receivable, net	270	—		133	(f)	80	(f)	483
Inventory	208	—		147	(g)	187	(t)	542
Assets from risk management activities	78	—		16	(f)	29	(f)	123
Intangible assets	27	—		8	(h)	45	(u)	80
Prepayments and other current assets	108	—		91	(i)	41	(v)	240
Total Current Assets	2,674	5,023		(2,379)		(2,970)		2,348
Property, plant, and equipment, net	3,255	—		2,849	(j)	2,802	(w)	8,906
Restricted cash	5,100	(5,100	)(b)	—	(f)	—	(f)	—
Unconsolidated investment	—	—		—	(f)	206	(x)	206
Assets from risk management activities	2	—		15	(f)	—	(f)	17
Intangible assets	38	—		1	(k)	35	(y)	74
Goodwill	—	—		—	(f)	839	(z)	839
Deferred income taxes	20	—		7	(l)	19	(l)	46
Other long-term assets	143	27	(c)	16	(f)	51	(aa)	237
Total Assets	$11,232	$(50)		$509		$982		$12,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$216	$—		$143	(f)	$65	(f)	$424
Accrued interest	80	—		—	(f)	—	(f)	80
Deferred income taxes	20	—		—	(l)	26	(l)	46
Intangible liabilities	45	—		58	(m)	34	(bb)	137
Accrued liabilities and other current liabilities	157	—		59	(n)	71	(cc)	287
Liabilities from risk management activities	132	—		35	(f)	31	(f)	198
Debt, current portion	31	—		—	(f)	—	(dd)	31
Total Current Liabilities	681	—		295		227		1,203
Debt, long-term portion	7,075	—		—	(f)	—	(dd)	7,075
Other Liabilities								—
Liabilities from risk management activities	31	—		20	(f)	20	(f)	71
Asset retirement obligations	205	—		10	(o)	60	(ee)	275
Other long-term liabilities	217	—		201	(p)	161	(ff)	579
Total Liabilities	8,209	—		526		468		9,203
								—
Commitments and contingencies								—
								—
Total Equity	3,023	(50	)(d)	(17	)(q)	514	(gg)	3,470
Total Liabilities and Equity	$11,232	$(50)		$509		$982		$12,673

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2014
	($ in millions, except per share amounts)
	Dynegy As Reported	Debt Financing, Revolver, and Equity Offerings		Duke Midwest Acquisition		EquiPower Acquisition		Dynegy Pro Forma As Adjusted

Revenues	$2,497	$—		$1,708	(kk)	$1,420	(tt)	$5,625
Cost of sales, excluding depreciation expense	(1,661)	—		(1,251	)(ll)	(814	)(uu)	(3,726)
Gross margin	836	—		457		606		1,899
Operating and maintenance expense	(477)	—		(298	)(mm)	(206	)(vv)	(981)
Depreciation and amortization expense	(247)	—		(114	)(nn)	(112	)(ww)	(473)
Gain on sale of assets, net	18	—		2	(oo)	—	(oo)	20
General and administrative expense	(114)	—		(65	)(pp)	—	(oo)	(179)
Acquisition and integration costs	(35)	—		6	(qq)	5	(qq)	(24)
Operating income (loss)	(19)	—		(12)		293		262
Bankruptcy reorganization items, net	3	—		—		—		3
Earnings from unconsolidated investments	10	—		—		13	(oo)	23
Interest expense	(223)	(325	)(hh)	—	(rr)	(3	)(xx)	(551)
Other income and expense, net	(39)	—		1	(oo)	—	(oo)	(38)
Income (loss) from continuing operations before income taxes	(268)	(325)		(11)		303		(301)
Income tax benefit (expense)	1	—	(ii)	—	(ss)	—	(yy)	1
Net income (loss)	(267)	(325)		(11)		303		(300)
Less: Net income attributable to noncontrolling interest	6	—		—	(oo)	—	(oo)	6
Net income (loss) attributable to Dynegy Inc.	(273)	(325)		(11)		303		(306)
Less: Preferred stock dividends	5	17	(jj)	—		—		22
Net income (loss) attributable to Dynegy Inc. common stockholders	$(278)	$(342)		$(11)		$303		$(328)

Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(2.65)							$(2.58)

Basic and diluted shares outstanding	105							127 (zz)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a)                     Includes the following:

•                Long-term Restricted cash of $5.1 billion and current Restricted cash of $113 million reclassified to Cash and cash equivalents to fund a portion of the Acquisitions per the terms of the Debt Issuance;

•                Less $48 million of financing costs related to a bridge financing agreement the Company entered into with a consortium of banks (the “Bridge Financing Agreement”), through which the Company could draw up to $6.4 billion in the event the Debt Issuance and/or Equity Offerings did not close;

•                Less a $17 million fee for executing the Revolver;

•                Less $10 million of financing costs related to the Debt Issuance;

•                 Less $2 million in expenses attributable to the Equity Offerings.

(b)                     Reflects the release of long-term and current Restricted cash, as discussed in (a) above.

(c)                      Includes a $17 million fee for executing the Revolver and $10 million of financing costs related to the Debt Issuance, as discussed in (a) above, which are capitalized within Other long-term assets.

(d)                     Reflects the equity impact of $48 million of financing costs related to the Bridge Financing Agreement and $2 million of fees attributable to the Equity Offerings, as discussed in (a) above.

(e)                      Includes the following:

•                  The preliminary cash consideration of $2.8 billion paid for the Duke Midwest Acquisition;

•                  Less a preliminary working capital adjustment of $43 million, which will be subject to final working capital and other adjustments;

•                  Plus a payment of $17 million in nonrecurring legal and advisory fees related to the Duke Midwest Acquisition.

(f)                       Reflects certain historical balances of the applicable Acquisitions, which approximate fair value as of December 31, 2014.

(g)                      Includes historical Inventory of $126 million, plus an adjustment to reclassify $21 million of emission allowances and renewable energy credits to Inventory to conform to Dynegy’s accounting policies. Both amounts approximate fair value.

(h)                     Reflects the historical current Intangible assets of $21 million, consisting of emissions allowances and renewable energy credits reclassified to Inventory, as discussed in (g) above, plus $8 million for short-term identifiable intangible assets recorded upon the Duke Midwest Acquisition consisting of in-the-money capacity contracts and coal contracts.

(i)                         Includes historical Collateral assets of $75 million, current Deferred tax assets of $17 million and Other current assets of $16 million less a removal of $17 million of current Deferred tax assets that were eliminated as a result of the Duke Midwest Acquisition.

(j)                        Includes historical Property, plant and equipment, net of approximately $3.37 billion decreased by $524 million to reflect the estimated fair value.

(k)                     Represents $1 million for long-term identifiable intangible assets recorded upon the Duke Midwest Acquisition consisting of an in-the-money capacity contract.

(l)                         Reflects the removal of Duke Midwest’s and EquiPower’s historical deferred tax positions, and the recalculation of Dynegy’s tax position post-acquisition, resulting in:

•                  A $19 million and $26 million increase to noncurrent deferred tax assets and current deferred tax liabilities, respectively, for the EquiPower Acquisition; and

•                  A $7 million increase to noncurrent deferred tax assets related to the Duke Midwest Acquisition.

(m)                 Represents $58 million for short-term identifiable intangible liabilities recorded upon the Duke Midwest Acquisition consisting of out-the-money capacity contracts, coal contracts and coal and gas transportation contracts.

(n)                     Includes historical non-income Taxes accrued of $42 million and Other current liabilities of $17 million which approximate fair value.

(o)                     Includes historical Asset retirement obligations of $4 million plus an adjustment of $6 million to reflect the estimated fair value.

(p)                     Includes historical noncurrent Deferred tax liabilities of $763 million and Other long-term liabilities of $13 million, less a removal of $763 million of noncurrent Deferred tax liabilities that were eliminated as the Duke Midwest Acquisition is an asset acquisition for tax purposes, plus $188 million for long-term identifiable intangible liabilities recorded upon the Duke Midwest Acquisition consisting of out-the-money capacity contracts, coal contracts and coal and gas transportation contracts.

(q)                     Represents the payment of $17 million in nonrecurring legal and advisory fees related to the Duke Midwest Acquisition, as discussed in (e) above.

(r)                        Includes the following:

•                  The preliminary cash consideration of $3.35 billion paid for the EquiPower Acquisition;

•                  Plus a preliminary working capital adjustment of $103 million, which will be subject to final working capital and other adjustments;

•                  Plus the payment of $17 million in nonrecurring transaction costs, comprised of legal and advisory fees related to the EquiPower Acquisition;

•                  Less an increase to Cash and cash equivalents due to restricted balances of $78 million becoming unrestricted as a result of the EquiPower Acquisition;

•                  Less historical Cash of $40 million.

(s)                       Includes historical Restricted cash of $78 million adjusted to reclassify the balance to Cash and cash equivalents as a result of the restricted balance becoming unrestricted due to the EquiPower Acquisition, as discussed in (r) above.

(t)                        Includes historical Inventory of $128 million plus a reclassification of $59 million of emission allowances to Inventory to conform to Dynegy’s accounting policies. Both amounts approximate fair value.

(u)                     Reflects the historical current Intangible assets of $59 million, consisting of emissions allowances and renewable energy credits reclassified to Inventory, as discussed in (t) above, plus $45 million for short-term identifiable intangible assets recorded upon the EquiPower Acquisition consisting of in-the-money capacity contracts.

(v)                     Includes historical Special deposits of $26 million, Prepayments of $14 million and Other current assets of $1 million, which approximate fair value.

(w)                   Includes historical Property, plant and equipment, net of approximately $1.68 billion increased by $1.12 billion to reflect the estimated fair value.

(x)                     Includes a historical Unconsolidated investment in Elwood Energy, LLC of $160 million plus an adjustment of $46 million to reflect the estimated fair value.

(y)                     Represents $35 million for long-term identifiable intangible assets recorded upon the EquiPower Acquisition consisting of in-the-money capacity contracts.

(z)                      Includes historical Goodwill of $102 million, adjusted to zero, plus the recording of $839 million of Goodwill to reflect the impact of the purchase price allocation.

(aa)              Includes historical Prepaid major maintenance of $40 million and Other assets of $11 million, which approximate fair value, and Deferred financing costs of $30 million adjusted to zero to reflect the impact of the purchase price allocation.

(bb)              Represents $34 million for short-term identifiable intangible liabilities recorded upon the EquiPower Acquisition consisting of out-the-money coal and gas contracts and coal and gas transportation contracts.

(cc)                Includes historical Inventory financing facility of $59 million and Other liabilities of $12 million, which approximate fair value, and current deferred tax liabilities of $25 million less an adjustment to remove EquiPower’s historical deferred income tax liabilities of $25 million.

(dd)              Includes the historical current portion and long-term portion of Debt of $279 million and approximately $1.2 billion, both adjusted to zero as the historical debt was excluded from the EquiPower Acquisition.

(ee)                Includes historical Asset retirement obligations of $54 million plus an adjustment of $6 million to reflect the estimated fair value.

(ff)                  Includes the following:

•                  EquiPower’s historical noncurrent deferred tax liabilities of $95 million and Other long-term liabilities of $30 million;

•                  Less an adjustment to remove EquiPower’s historical noncurrent deferred tax liabilities of $95 million;

•                  Plus an increase to noncurrent deferred tax liabilities of $431 million as part of the purchase price allocation;

•                  Less a release of $431 million of the deferred tax valuation allowance at Dynegy, which is recorded as a non-recurring increase to income;

•                  Plus $131 million for long-term identifiable intangible liabilities recorded upon the EquiPower Acquisition consisting of out-the-money coal contracts and coal and gas transportation contracts.

(gg)                Includes the following:

•                  A release of $431 million of the deferred tax valuation allowance discussed in (ff), above;

•                  Plus an issuance of $100 million of stock as part of the consideration paid for the EquiPower Acquisition;

•                  Less the payment of $17 million in nonrecurring transaction costs, comprised of legal and advisory fees related to the EquiPower Acquisition, as discussed in (r) above.

(hh)              Includes the following:

•                  An adjustment to reflect an additional $300 million in interest expense related to the $5.1 billion Debt Issuance at a weighted average interest rate of 7.18% for an entire year.  The historical Dynegy statement of operations includes $66 million of expense related to the Debt Issuance;

•                  Plus an adjustment to reflect $2 million of the annual fee related to the unused portion of the Revolver;

•                  Plus an adjustment to reflect $11 million of the annual fee related to the letters of credit outstanding;

•                  Plus an adjustment to reflect a $12 million increase in amortization expense related to the deferred financing costs.

(ii)                      Represents the income tax benefit related to the Debt Financing and the elimination of the income tax benefit related to the Debt Financing.  We maintain a valuation allowance against our deferred tax assets as there is not sufficient evidence to overcome our historical cumulative losses to conclude that it is more-likely-than-not our net deferred tax assets can be realized in the future.  Therefore we do not estimate that we will be able to realize the tax benefit.

(jj)                    An adjustment to reflect dividends related to the $400 million Mandatory Convertible Preferred Stock, at a coupon rate of 5.38%; dividends are paid quarterly.

(kk)              Includes historical Revenues of approximately $1.77 billion, less an adjustment to remove $54 million of revenue related to the Beckjord facility, which was excluded from the Duke Midwest Acquisition, less an adjustment of $7 million to reflect amortization of identifiable intangible assets consisting of in-the-money capacity contracts and coal contracts.

(ll)                      Includes historical Cost of sales of approximately $1.33 billion and an adjustment to remove $24 million of cost of sales related to the Beckjord facility, which was excluded from the Duke Midwest Acquisition, less an adjustment of $58 million to reflect amortization of identifiable intangible liabilities consisting of out-the-money capacity contracts, coal contracts and coal and gas transportation contracts.

(mm)      Includes the following:

•                 Historical Operating and maintenance expense of $348 million and Property and other taxes of $34 million;

•                 Less an adjustment to reflect a $65 million reclassification to General and administrative expense to conform to Dynegy’s accounting policies;

•                 Less an adjustment to remove $19 million of operating and maintenance expense related to the Beckjord facility, which was excluded from the Duke Midwest Acquisition.

(nn)              Includes historical Depreciation and amortization expense of $151 million less an adjustment to reflect a $37 million decrease in depreciation expense as a result of the fair value adjustment to net property, plant and equipment, using the straight-line method of depreciation and estimated remaining useful lives of 25 years.

(oo)              Reflects the historical amount of the applicable acquisition.

(pp)              Reflects an adjustment to reclassify $65 million from Operating and maintenance expense to conform to Dynegy’s accounting policies.

(qq)              Reflects an adjustment to remove one-time costs related to the applicable acquisition.

(rr)                    Includes historical Interest expense of $4 million adjusted to zero as the historical debt was settled prior to the Duke Midwest Acquisition.

(ss)                  Includes historical Income tax benefit of $35 million adjusted to zero.  We maintain a valuation allowance against our deferred tax assets as there is not sufficient evidence to overcome our historical cumulative losses to conclude that it is more-likely-than-not our net deferred tax assets can be realized in the future.  Therefore we do not estimate that we will be able to realize the tax benefit.

(tt)                    Includes historical Revenues of approximately $1.47 billion less an adjustment of $45 million to reflect amortization of identifiable intangible assets consisting of in-the-money capacity contracts.

(uu)              Includes historical Cost of sales of $848 million less an adjustment of $34 million to reflect amortization of identifiable intangible assets consisting of out-the-money coal and gas contracts and coal and gas transportation contracts.

(vv)              Includes historical Operating and maintenance expense of $195 million and Taxes other than income taxes of $11 million.

(ww)          Includes historical Depreciation and amortization expense of $89 million plus an adjustment to reflect a $23 million increase in depreciation expense as a result of the fair value adjustment to net property, plant and equipment, using the straight-line method of depreciation and estimated remaining useful lives of 25 years.

(xx)              Includes historical Interest expense of $86 million and mark-to-market on interest rate derivative contracts of $7 million less an adjustment to remove $90 million of interest expense related to historical debt and mark-to-market interest rate swaps, which were not assumed in the EquiPower Acquisition.  Remaining amount represents interest expense related to an inventory financing agreement.

(yy)              Includes historical $91 million Income tax expense adjusted to zero as Dynegy expects to utilize its historical net operating losses, and therefore no future tax expense is expected.

(zz)                Basic and diluted loss per share includes 124 million common shares issued and outstanding as of December 31, 2014 (including 22.5 million and 1.5 million common shares issued for the Common Stock Offering and the exercise of the Underwriters’ Option as of January 1, 2014), and 3 million common shares issued for the EquiPower Acquisition.  The shares issued for the EquiPower Acquisition are based on the settlement price on March 30, 2015 of $28.90.  The conversion of 4 million preferred shares issued as part of the Mandatory Convertible Stock Offering would result in an additional 12.9 million common shares outstanding; however, no adjustment for these shares is reflected in the Pro Forma Financial Information diluted earnings per share calculations as it is antidilutive.